27 December 2006

Primus Guaranty, Ltd. Clarendon House 2 Church Street Hamilton HM11 Bermuda

Dear Sirs

Primus Guaranty, Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the Registration Statement on Form S-3 (Registration No. 333-135108) filed with the U.S. Securities and Exchange Commission (the “Commission”) on 19 June 2006 (the “Registration Statement”) including a shelf prospectus of the Company (the “Shelf Prospectus”) which was declared effective on 28 June 2006 and a prospectus supplement to the Shelf Prospectus dated 19 December 2006 (the “Prospectus”) filed with the Commission on 20 December 2006 relating to the registration under the U.S. Securities Act of 1933, as amended, and the offering by the Company, of an aggregate of US$125,000,000 in principal amount of 7% senior notes of the Company due 2036 issued in the form of one fully registered global note certificates (the “Notes”).

For the purposes of giving this opinion, we have examined facsimile copies of the following documents:

(i)	the Registration Statement, including the Shelf Prospectus;

(ii)	the Prospectus;

(iii)	an indenture between the Company and Deutsche Bank Trust Company Americas as trustee (the “Trustee”) dated as of 27 December 2006 (the “Indenture”); and

(iv)	a facsimile copy of the Notes dated 27 December 2006.

The documents listed in items (ii) through (iv) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 27 December 2006, resolutions adopted by its board of directors and finance and investment committee thereof dated 19 December 2006 and 19 December 2006, respectively (together such resolutions, the “Minutes”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents, (d) the due execution and delivery of the Indenture by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby, (e) the due execution of the Notes by each of the parties thereto and the delivery thereof by each of the parties thereto, and the due authentication of the Notes by the Trustee, (f) the accuracy and completeness of all factual representations made in the Registration Statement and the Documents and other documents reviewed by us, (g) that the resolutions contained in the Minutes were adopted by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (h) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (i) the validity and binding effect under the laws of the State of New York, United States of America (the “Foreign Laws”) of the Documents in accordance with their respective terms, (j) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Documents to the non-exclusive jurisdiction of the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (the “Foreign Courts”), (k) that at the time of and after entering into the Documents, the Company is and will be able to pay its liabilities as they become due.

The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Notes by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.
The Notes have been duly executed and delivered by or on behalf of the Company, and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on 27 December 2006 and incorporated by reference into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of section 11 of the Act or that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully
CONYERS DILL & PEARMAN
/s/ Conyers Dill & Pearman